AMENDMENT NO. 1

                                      TO

                               RIGHTS AGREEMENT

                  AMENDMENT NO. 1, dated as of January 16, 2003 (the "Amendment"), to the Rights Agreement, dated as of March 6, 2002 (the "Agreement"), between Citizens Communications Company, a Delaware corporation (the "Company"), and Mellon Investors Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

                             W I T N E S S E T H

                  WHEREAS, on January 16, 2003, the Board of Directors of the Company, in accordance with Section 27 of the Agreement, determined it to be advisable and in the best interests of the Company and its stockholders to supplement and amend the Agreement.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  Section 1. Amendment to the Agreement. The definition of "Acquiring Person" in Section 1(a) of the Agreement is hereby amended to read in its entirety as follows:

                      "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, or (v) any Person who has reported or is required to report such ownership on Schedule 13D under the Securities Exchange Act of 1934, as amended and in effect on the date hereof (the "Exchange Act") (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock), who inadvertently becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (but less than twenty percent (20%)), if within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of fourteen and nine-tenths percent (14.9%) inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days or breaches or violates such certification, then such Person shall become an Acquiring Person immediately after such 10-Business-Day period or such breach or violation, or
                      (vi) any Person who is eligible to report and has reported such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report), other than a Person who is eligible to report and has reported such ownership on Schedule 13G pursuant to Rule 13d-1(c) under the Exchange Act, and who, together with all Affiliates and Associates of such Person, Beneficially Owns less than 20% of the then outstanding shares of Common Stock; provided, however, that if such Person subsequently reports such ownership on Schedule 13D and fails to reduce its ownership to below 15% within 20 Business Days thereafter, then such Person shall become an Acquiring Person immediately after the expiration of such 20-Business-Day period, or (vii) any Person referred to in clause (vi) above who inadvertently becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (but less than twenty two and one-half percent (22.5%)), if within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of nineteen and nine-tenths percent (19.9%) inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days or breaches or violates such certification, then such Person shall become an Acquiring Person immediately after such 10-Business-Day period or such breach or violation, provided, further, that if such Person subsequently reports such ownership on Schedule 13D and fails to reduce its ownership to below 15% within 20 Business Days thereafter, then such Person shall become an Acquiring Person immediately after the expiration of such 20-Business-Day period.

                  Section 2. Amendment to Summary of Rights. The second paragraph of the form of Summary of Rights to Purchase Preferred Stock set forth in Exhibit C attached to the Agreement is hereby amended to read in its entirety as follows:

                                    "Initially, the Rights will be attached to
                      all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earliest to occur of (i) the tenth business day following the date (the "Stock Acquisition Date") of the first public announcement by the Company that any person or group has become the beneficial owner of 15% or more of the Common Stock then outstanding (other than (1) the Company or any subsidiary of the Company, (2) any employee benefit plan of the Company or any subsidiary,
                      (3) any persons who are eligible to report their ownership on Schedule 13D (which such Schedule 13D does not state any intention to or reserves the right to control or influence the management or the policies of the Company or engage in any of the actions specified in
                      Item 4 of such schedule (other than the disposition of the Common Stock) who inadvertently become the beneficial owner of more than 15% of the Common Stock (provided they beneficially own less than 20% of the Common Stock) who certifies if requested by the Company within 10 business days that it acquired more than 14.9% of the Common Stock inadvertently or without knowledge of the terms of the Rights and will not acquire additional shares of Common Stock while the beneficial owner of 15% or more of the Common Stock and (4) any persons who are eligible to report and report their ownership on Schedule 13G, other than persons who are eligible to report and report such ownership on Schedule 13G pursuant to Rule 13d-1(c), and who beneficially own less than 20% of the Common Stock then outstanding or any such person who inadvertently become the beneficial owner of more than 20% of the Common Stock (provided they beneficially own less than 22.5% of the Common Stock) who certifies if requested by the Company within 10 business days that it acquired more than 19.9% of the Common Stock inadvertently or without knowledge of the terms of the Rights and will not acquire additional shares of Common Stock while the beneficial owner of 20% or more of the Common Stock, provided, that if such person subsequently files a Schedule 13D to report its ownership, such person shall reduce its ownership to below 15% within a period of 20 Business Days thereafter), (ii) the tenth business day following the commencement of a tender or exchange offer if, upon its consummation, the offeror would become the beneficial owner of 15% or more of the Common Stock then outstanding, or (iii) a merger or other business combination transaction involving the Company. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued."

                  Section 3. Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Agreement shall remain in full force and effect and be otherwise unaffected hereby. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and provisions of the Agreement.

                  Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

                  Section 6. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:                                     Citizens Communications Company

By /s/ Virginia L. Coogle                    By /s/ L. Russell Mitten
Name:    Virginia L. Coogle                  Name: L. Russell Mitten
Title:   Asst. Secretary                    Title:  Secretary



                                            Mellon Investor Services LLC, as
                                            Rights Agent

                                             By /s/ Edgar Ambert

                                             Name: Edgar Ambert
                                             Title:  Client Service Manager